Exhibit 4.8

AMENDMENT NO. 1 TO CERTIFICATE OF DESIGNATIONS
OF SERIES I JUNIOR PARTICIPATING
PREFERRED STOCK

(Par Value $0.01 Per Share)

OF

WILLIS LEASE FINANCE CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

We, Charles F. Willis, IV, as Chief Executive Officer, and Thomas C. Nord, Esq., as Corporate Secretary of Willis Lease Finance Corporation, a company organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

1.                                       That pursuant to the authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, as amended, the Board of Directors, on September 27, 2005, adopted the following resolution (the “Board Resolution”) redesignating its Series A Junior Participating Preferred Stock as Series I Junior Participating Preferred Stock (the “Preferred Stock”):

WHEREAS, Willis Lease Finance Corporation’s (the “Company”) and American Stock Transfer and Trust Company (the “Rights Agent”) entered into a Rights Agreement, dated as of September 24, 1999 (the “Rights Agreement”), as amended by the First Amendment to Rights Agreement by and between the Company and American Stock Transfer and Trust Company, dated as of November 30, 2000;

WHEREAS, the Company intends to issue a new series of preferred stock to be offered to the public, which it intends to designate the “Series A Preferred Stock”;

WHEREAS, it is deemed in the best interests of the Company to modify the terms of the Rights Agreement to change the name of the preferred stock issuable under the Rights Agreement from the ‘‘Series A Preferred Stock” to the “Series I Preferred Stock,” as set forth in the Second Amendment to Rights Agreement (the “Second Amendment”), with such changes that Charles F. Willis

IV, Donald A. Nunemaker, Monica J. Burke or Thomas C Nord (the “Authorized Officers”) shall deem necessary.

NOW, THEREFORE, BE IT RESOLVED, that the Second Amendment be, and hereby is, ratified and adopted in its entirety.

RESOLVED FURTHER, that the Authorized Officers of the Company be, and each of them hereby is, authorized, empowered and directed to execute the Second Amendment on behalf of the Company and in its name.

2.                                       No shares of Preferred Stock have been issued since the Preferred Stock was established on September 14, 1999, as set forth in the Company’s Certificate of Designations, dated and filed with the Delaware Secretary of State on October 1, 1999 (the “Original Certificate of Designations”).

3.                                  Pursuant to the Board Resolution, the Preferred Stock and Original Certificate of Designations is hereby amended as follows:

a.               The title is hereby amended to read in its entirety as follows:

Certificate of Designations of Series I Junior Participating Preferred Stock (Par Value of $.01) of Willis Lease Finance Corporation

b.                                      The third paragraph of the recital in the Original Certificate of Designations is hereby amended to read in its entirety as follows:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, the Board of Directors hereby designates 200,000 shares of the preferred stock, par value $.01 per share, of the Company as “Series I Junior Participating Preferred Stock” (the “Preferred Shares”), and the powers, designations, preferences and relative, participating, optional and other rights of the Preferred Shares and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth below:

c.               Section 1 through Section 10 of the Original Certificate of Designations is hereby amended to replace in each instance the phrase “Series A Preferred Stock” with the phrase “Series I Preferred Stock.”

IN WITNESS WHEREOF, Willis Lease Finance Corporation has authorized and caused this Certificate to be executed by its Chief Executive Officer and attested to by its Secretary, as of January 30, 2006.

WILLIS LEASE FINANCE CORPORATION

		By:	/s/ Charles F. Willis, IV
Charles F. Willis, IV
Chief Executive Officer

Attest:

By:	/s/ Thomas C. Nord
Thomas C. Nord
Secretary